Exhibit 99.1

Worksport Successfully Closes Oversubscribed US$4,000,000 Regulation-A Offering

TORONTO – February 10, 2021 — Worksport Ltd (OTC: WKSP) (or the “Company”) is announcing that - due to overwhelming demand - its Regulation-A public offering has officially been over-subscribed, having fully raised its target amount of US$4 Million. It was scheduled to remain open until November 2021, but demand for its offering greatly exceeded initial expectations, hitting the strategic milestone today.

The $4 million in capital raised will be used to expedite the development and subsequent launch of its TerraVis™ solar tonneau cover system and its allied TerraVis COR™ mobile energy storage system (ESS). Announced just yesterday, TerraVis COR™ is an innovative system that is rechargeable via solar or conventional A/C power and is the first of its kind that will provide continually charged COR™ battery packs, wherein depleted batteries can be removed, recharged, and replaced, on-demand. The mobile ESS will not only permit the entrance into many lateral and new consumer markets for Worksport, but will also be manufactured in North America (likely Ontario), where it can strategically leverage its vast distribution network and robust quality control processes.

“The offering’s rapid success in raising $4 Million is a true testament to the dire needs of sustainable energy markets. Being able to close it in an incredibly short amount of time has afforded Worksport a valuable opportunity to return full focus to business & technological developments. We would like to take this opportunity and express our sincere gratitude by thanking those who invested and share our vision of a bright future,” said Worksport CEO Steven Rossi. “It’s such an exciting time for the Company. We now have the growth capital that will help us bring both the TerraVis™ tonneau cover system and its allied TerraVis COR™ mobile energy storage system to market efficiently and effectively. Additionally, the Company can now also expand its conventional tonneau cover products for light-duty trucks as well as consider acquisitions and partnerships as a strategic means of future growth. We have a myriad of amazing developments in the works and will be updating our shareholders on several projects in the near future.”

Investors are reminded that they may redeem their warrants anytime within a period of 12 months from the time of their investment at a price of 20 cents ($0.20) per share. Worksport encourages investors to redeem their warrants before they expire. Warrant redemption can be executed directly with Worksport by emailing the completed warrant redemption form (previously emailed to them) to Faran Ali at fali@worksport.com. They may also call 1-888-506-2013 or (917) 793-1634 for assistance through this process.

To stay up-to-date on all the latest Worksport news… investors, supporters, and shareholders are encouraged to follow the company’s social media accounts on Twitter, Facebook, LinkedIn, and Instagram, as well as sign up for the company’s newsletters at www.worksport.com and www.goterravis.com. Worksport will continue to update shareholders, supporters, and investors to maintain the highest level of disclosure and information dissemination as Worksport continues to grow and develop at a very rapid pace.

About Worksport Ltd.

Worksport Ltd., an innovative manufacturer of high quality, functional, and attractively priced tonneau covers for light-duty trucks such as the Sierra, Silverado, Canyon, RAM, and Ford F-Series. For more information, please visit www.worksport.com. Currently trades on the OTCQB Market, under the trading symbol “WKSP.”

Connect with Worksport:

LinkedIn

Facebook

Twitter

Instagram

For further information please contact:

Mr. Steven Rossi

CEO & Director

Worksport, Ltd

T: 1-888-554-8789

E: srossi@worksport.com

Forward-Looking Statements

This document may contain forward-looking statements, relating to Worksport, Ltd. operations or to the environment in which it operates, which are based on Franchise Holdings International Inc. operations, estimates, forecasts and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, and/or are beyond Worksport, Ltd.’s ’s control. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, readers should not place any undue reliance on such forward-looking statements. Worksport, Ltd. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. No Stock Exchange or Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.